Exhibit 21.0

SUBSIDIARIES OF REGISTRANT

            Magic Media Networks, Inc. acknowledges that the following corporations are subsidiaries of the Registrant:

                        Bar TV, Inc. (Florida)
                        Destination Television, Inc. (Florida)